AMENDMENT NO. 1 TO THE

SERVICE PLAN (REIMBURSEMENT) (the “Plan”)

CLASS A SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated November 18, 2019, as follows:

WHEREAS, the parties desire to amend the Plan to change the name of Invesco Oppenheimer Macquarie Global Infrastructure Fund to Invesco Oppenheimer Global Infrastructure Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

SERVICE PLAN (REIMBURSEMENT)

The following rates shall apply to each Fund listed below:

Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Class A	NONE	0.25%	0.25%

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Invesco Oppenheimer Capital Income Fund

Invesco Oppenheimer Developing Markets Fund

Invesco Oppenheimer Discovery Mid Cap Growth Fund

Invesco Oppenheimer Emerging Markets Local Debt Fund

Invesco Oppenheimer Emerging Markets Innovators Fund

Invesco Oppenheimer Global Infrastructure Fund

Invesco Oppenheimer Global Multi-Asset Income Fund

Invesco Oppenheimer Global Strategic Income Fund

Invesco Oppenheimer International Bond Fund

Invesco Oppenheimer SteelPath Panoramic Fund

Invesco Oppenheimer Total Return Bond Fund”